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                                                                    Exhibit 99.1

                                                           130 W. Second St.
[LOGO DAY INTERNATIONAL]                                   P.O. Box 338
                                                           Dayton, OH 45401-0338
                                                           (937) 224-7124
                                                           Fax (937) 226-1855



FOR IMMEDIATE RELEASE                    CONTACTS: Dennis R. Wolters
OCTOBER 21, 1999                                   President and CEO
                                                   Day International Group, Inc.
                                                   (937) 224-4000

                                                   Joseph Von Zwehl
                                                   President
                                                   Varn International
                                                   (201) 337-3600

                     DAY INTERNATIONAL COMPLETES ACQUISITION
                 OF INTERNATIONAL PRESS ROOM CHEMICALS SUPPLIER

        ACQUISITION WILL EXPAND PRODUCT OFFERING TO GRAPHIC ARTS INDUSTRY

DAYTON, Ohio, October 21, 1999 - DAY International Group, Inc. announced today that it has completed its acquisition of Varn International.

Varn is a leading worldwide supplier of pressroom chemicals to the printing industry. Varn also manufactures the Kompac brand of automatic dampening systems for printing presses through its Graph Tech subsidiary. Headquartered in Oakland, New Jersey, Varn has manufacturing facilities in Addison, IL; Houston, TX; Ontario, Canada; Manchester, England; Willich, Germany; Johannesburg, South Africa; Melbourne, Australia; Kuala Lumpur and a joint venture in Foshan, China. DAY intends to continue to operate Varn as a stand-alone business unit.

"With the acquisition of Varn, we continue to diversify our business and product offering to the Image Transfer industry while maintaining the focus on our core business competencies; engineered products, high quality and superior customer service," said Day International President and CEO Dennis R. Wolters. "We have had great success with our offset blanket and sleeve products. Varn has had similar success with their press room chemical products. We decided to partner with Varn so both product lines could benefit from aggressive technology development and well-established market positions."

According to Varn's co-owners Joseph and Vincent Von Zwehl, "For more than 50 years we have striven to be problem solvers and very service oriented to our customers. We believe this partnership with DAY International will enable Varn to continue that philosophy while also providing an attractive opportunity to expand sales of our products as we enter the new millenium."

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DAY International produces and distributes highly engineered consumable products for the offset printing and textile industries. The company has developed a strong presence worldwide in the manufacturing and marketing of high-quality offset printing blankets and sleeves for offset and flexographic printing.

DAY International, a privately owned company, was founded in 1905 in Dayton, Ohio. The company operates production, sales and distribution centers in North America, Europe and the Pacific Rim. Product lines include dayGraphica(R) brand printing blankets and sleeves, david M(R) brand printing blankets, day-Corr(R) diecutting anvil covers, Day-Flo(R) pre-inked rolls, Rotec flexographic sleeves and DAYtex(R) and Accotex(R) cots and aprons.